Tauriga Sciences Inc. Appoints Mr. Keith M. Berman as a Member of the Company’s Board of Directors

April 15, 2016 — New York, New York — Tauriga Sciences, Inc. (OTC PINK: TAUG) (“Tauriga” or the “Company”), a diversified life sciences technology Company, today announced that it has appointed Mr. Keith M. Berman as a member of the Company’s Board of Directors (“Board”). Mr. Berman will serve as an independent director and with this appointment, Tauriga’s Board is now comprised of five members, four of which the Company believes qualify as independent directors under the regulations of the Securities and Exchange Commission. Currently, Mr. Berman serves as the Principal Executive Officer, Secretary and a member of the Board of Directors of Decision Diagnostics Corp. (OTC PINK: DECN) and he brings a wealth of experience in healthcare and life sciences fields.

Specifically Mr. Berman will leverage his vast experience and knowledge in the life sciences space to assist the Company in its potential merger and acquisition activities. In addition, Mr. Berman has important experience in prosecuting major corporate litigation as he has been instrumental in Decision Diagnostic’s litigation against a major U.S. based pharmaceutical company.

Tauriga’s CEO Mr. Seth M. Shaw expressed, “We are very pleased to have attracted such a qualified director with a breadth of knowledge in both the technical areas of the life sciences space as well as complex corporate litigation. We look forward to working closely with Mr. Berman as Tauriga continues to strive towards a successful future for its shareholders.”

Please see below, Personal BIO — Keith M. Berman, age 62

Keith M. Berman (“Mr. Berman”) has served as the Principal Executive Officer, Chief Financial Officer, Secretary, and Director of Decision Diagnostics Corp. (OTC: DECN) since January of 2003. For over the past 20 years, Mr. Berman has been involved in the development of healthcare software including Intranet and Internet systems. From July 1999 to present, Mr. Berman has held the position of President, founder and director of Caredecision.net, Inc. a private company engaged in e-health technology development. From March 2001 through June 2002 Mr. Berman also held the Position of President and Director or Medicius, Inc. From January 1996 to June 1999 Mr. Berman was the President and founder of Cymedix, the operating division of the former Ramp Corp. (RCO). Cymedix was a pioneer company in what was then known as i-health (Internet healthcare) now the e-health industry. Mr. Berman was and is the Program Manager and Quality Assurance Manager of the Genstrip 50 and GenUltimate! medical devices. Mr. Berman’s professional background provides the Company with business management experience and an in depth knowledge of our industry. Mr. Berman received a BA in 1975 and an MBA in 1977 from Indiana University.

Additionally Keith M. Berman brings more than 35 years’ experience in the healthcare field, having worked with such companies as Technicon Corporation and Boehringer-Mannheim Corporation. Mr. Berman also was the founder of Cymedix, the operating division of the former Ramp Corp. (formerly Medix Resources) (AMEX: RCO).

About TAURIGA SCIENCES, INC.:

Tauriga Sciences, Inc. (OTC PINK: TAUG) is a diversified life sciences company focused on generating profitable revenues through its present and future holdings. The mission of the Company is to acquire and build a diversified portfolio of cutting edge technology assets that is capital efficient and of significant value to the shareholders. The Company’s business model includes the acquisition of licenses, equity stakes, rights on both an exclusive and non-exclusive basis, and entire businesses. Management is firmly committed to building lasting shareholder value in the short, intermediate, and long terms. Please visit the Company’s corporate website at www.tauriga.com

NON SOLICITATION:

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. Any securities offered or issued in connection with the above-referenced merger and/or investment have not been registered, and will be offered pursuant to an exemption from registration.

DISCLAIMER:

Forward-Looking Statements:

This release contains the Company’s forward-looking statements which are based on management’s current expectations and assumptions as of April 15, 2016, regarding the Company’s business and performance, its prospects, current factors, the economy and other future conditions and forecasts of future events, circumstances and results.

Contact:

Tauriga Sciences, Inc.

Mr. Seth Shaw

CEO

Tel: 1-917-796-9926

Email: sshaw@tauriga.com

SOURCE: Tauriga Sciences, Inc.